EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement (this “Agreement”) is by and between Prime Medical Services, Inc., a Delaware corporation (“Employer”) and Joseph M. Jenkins, M.D., an individual (“Executive”), and shall be effective as of April 15, 2004 (the “Effective Date”).

Preliminary Statements

Executive and Employer desire to terminate any employment agreement between the Executive and Employer existing prior to the Effective Date.

        Executive desires to be employed by Employer upon the terms and conditions stated herein, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

Employer and Executive have specifically determined that the terms of this Agreement are fair and reasonable.

Statement of Agreement

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

Term; Termination; Prior Agreements.

Section 1.1 Term. Employer hereby hires Executive and Executive accepts such employment for a term beginning on the Effective Date and ending on April 15, 2007.

        Section 1.2 Termination Upon Expiration. Unless earlier terminated by Employer or Executive in accordance with the terms of this Agreement, this Agreement shall terminate automatically upon the expiration of the term described in Section 1.1. While this Agreement will terminate upon expiration of the term as provided in the preceding sentence, if Employer and Executive then mutually agree in writing (which neither is under any obligation whatsoever to do), Employer and Executive may elect to continue the employment relationship on an “at will” basis (and such relationship will not be governed by this Agreement) or extend the terms of this Agreement.

         Section 1.3 Termination Upon Death or Permanent Disability. This Agreement shall be automatically terminated on the death of Executive or on the permanent disability of Executive if Executive is no longer able to perform in all material respects the usual and customary duties of Executive’s employment hereunder. For purposes hereof, a disability shall be deemed permanent if, in the medical opinion of a licensed physician selected by the Company and subsequently confirmed by a licensed physician selected by Executive (or Executive’s guardian), the disability could reasonably be expected to impair Executive’s ability to materially perform Executive’s duties hereunder during any period of one hundred twenty calendar days or more.

        Section 1.4 Termination for Cause. If this Agreement has not been previously terminated, and no party has previously given notice of termination pursuant to Section 1.5, Section 1.6 or Section 1.7, then Employer may terminate this Agreement “For Cause” if:

(a) in connection with the business of Employer, Executive is convicted of an offense constituting a felony, theft, or embezzlement; or

                (b)        in a material and substantial way, (i) Executive (A) violates any lawful written policy of Employer that applies uniformly to all employees of Employer that are similarly situated and that is not intended to demean Executive, (B) violates any provision of this Agreement, (C) fails to follow reasonable written instructions or directions from the managers of Employer (the “Board”), which instructions are consistent with Executive’s job title and are not intended to demean Executive, or (D) fails to use reasonable good-faith efforts to perform the services required pursuant to this Agreement; and (ii) Executive fails to materially cure such violation or failure within twenty days after receiving written notice from the Board clearly specifying the act or circumstances that gave rise to such violation or failure.

        A notice of termination pursuant to this Section shall be in writing and shall state the alleged reason for termination. If Employer is not reasonably satisfied with the result of any cure effort by Executive, or if Executive contests the allegations of fact in the notice of termination, then Executive, within not less than fifteen nor more than thirty days after such notice or after the end of the cure period, shall be given the opportunity to appear before the Board, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board or committee determines in good faith, after having given Executive the opportunity to rebut or dispute the allegations, that such reason is indeed valid, Employer may immediately terminate Executive’s employment under this Agreement “For Cause.” Immediately upon giving the notice contemplated by this paragraph, Employer may elect, during the pendency of such inquiry, to place Executive on paid leave of absence pursuant to which Executive is relieved of his regular duties until the inquiry is completed.

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        Section 1.5 Termination for Good Reason. If this Agreement has not been previously terminated, and no party has previously given notice of termination pursuant to Section 1.4, then Executive is entitled to terminate this Agreement for “Good Reason,” with twenty days prior written notice, upon any of the following occurrences:

                (a)        Within six months following any Change of Control, Executive may terminate this Agreement, for any or no reason, provided that notice of termination cannot be given prior to the consummation of the Change of Control;

(b) Executive may terminate this Agreement if Executive’s base salary, as provided hereunder, is diminished;

(c) Executive may terminate this Agreement upon any material reduction in the benefits Executive is entitled to receive under this Agreement;

                (d)        Executive may terminate this Agreement upon any material and substantial breach by Employer under this Agreement, but only if Employer fails to materially cure such breach within twenty days after receiving written notice from Executive clearly specifying the act or circumstances that constitute such breach;

                (e)        Executive may terminate this Agreement if Employer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

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Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of the applicable notice period provided for in this Section.

As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

                (a)     Any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board;

                (b)     a merger, reorganization or consolidation whereby Employer’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors;

                (c)     the sale of all or substantially all of Employer’s assets to an entity in which Employer, any subsidiary of Employer, or Employer’s equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors;

                (d)     any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; or

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                (e)     any sale, in a single transaction or series of directly related transactions, of greater than fifty percent of the business conducted by Employer’s Urology Division, determined by comparing (i) the Urology Division’s trailing twelve months’ revenues at the time of the sale, determined in accordance with generally accepted accounting principles consistently applied against (ii) the same trailing twelve months’ revenues reduced in amount by the revenues attributable to the assets and business disposed of in the sale and increased in amount by the historical revenues over the corresponding period of any assets or business that Employer acquires for the Urology division at the time of the sale (or intends to acquire at the time of the sale if such acquisition is closed within 60 days of the sale).

        Section 1.6 Termination of Agreement by Employer Without Cause. Employer has the right to terminate this Agreement, other than “for cause,” on 30 days prior written notice. Any termination of this Agreement by Employer other than pursuant to the express terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section, irrespective of whether the notice required under this Section is properly given.

        Section 1.7 Termination of Agreement by Executive Without Good Reason. Executive may terminate Executive’s employment, other than for “good reason,” upon thirty days prior written notice stating that this Agreement is terminated other than for “good reason”. Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of such thirty-day notice period, and in such event, Executive shall not thereafter be entitled to any of the benefits or salary described in Article III hereof.

Section 1.8 Executive's Rights Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

                (a)        If this Agreement is terminated pursuant to Section 1.2, Section 1.3, Section 1.4, or Section 1.7, then Employer shall (i) pay Executive or Executive’s representative, as the case may be, Executive’s then-current base salary (excluding any bonuses and non-cash benefits) through the effective date of termination, and (ii) extend an offer of COBRA benefits to Executive in the manner and to the extent required by applicable law. If this Agreement is terminated pursuant to Section 1.2 or Section 1.3, then, in addition to the provisions of the preceding sentence, Employer shall pay Executive or Executive’s representative, as the case may be, the pro rata portion of any bonus that would otherwise have been payable to Executive during the annual bonus period in which the Agreement is terminated, based only on the performance levels from the beginning of such bonus period to the date of termination. Employer shall have no further obligations hereunder.

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                (b)        If Executive terminates this Agreement for Good Reason pursuant to Section 1.5, or Employer terminates this Agreement other than “for cause” pursuant to Section 1.6, then, in addition to receiving Executive’s then current base salary through the effective date of termination, Executive (i) shall receive within 15 days of the effective date of termination a lump-sum payment equal to (A) 200% of Executive’s then-current annualized base salary, and (B) cash bonuses, if any, paid by Employer to Executive during the preceding two years, and (ii) Employer shall extend an offer of COBRA benefits to Executive in the manner and to the extent required by applicable law and shall pay the premiums for such benefits. Executive and Employer agree that the effective date of any termination pursuant to Section 1.5 shall be the earlier of the end of the applicable notice period, if any, or the date on which Employer relieves Executive of Executive’s duties hereunder.

        Section 1.9 Survival. Any termination of this Agreement and Executive’s employment as a result thereof shall not release either Employer or Executive from their respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV and V.

        Section 1.10 Termination of Existing Agreements. Any previous employment agreement between Executive on the one hand and Employer or any of Employer’s Affiliates (as hereinafter defined) on the other hand is hereby terminated.

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ARTICLE II.

Duties of Executive

        Subject to the approvals by and the ultimate supervision of the Board, Executive during the term hereof shall serve as President — Urology. Subject to the control of the Board, Executive shall have the responsibilities commensurate with Executive’s title and as otherwise provided in Employer’s regulations and other governing documents.

        During the period of employment hereunder, Executive shall devote substantially all of Executive’s professional time and reasonable best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be lawfully designated, from time to time, by the Board to the extent such other services (a) are consistent with Executive’s title and duties assigned to other employees who are situated similarly with Executive and (b) are not intended to demean Executive; provided, however, that this Section shall not be construed as preventing Executive from investing Executive’s personal assets in business ventures that do not compete with Employer or are not otherwise prohibited by this Agreement, and spending reasonable amounts of personal time in the management thereof. Without otherwise limiting the provisions of this Section and Article IV, Employer acknowledges that Executive may continue to serve as the Medical Director of Carolina Lithotripsy and perform such duties and receive such compensation therefor as (a) has been described in written documentation delivered to Employer prior to execution of this Agreement and (b) is consistent with the scope of his engagement existing prior to the execution of this Agreement. Executive shall use Executive’s reasonable best efforts to promote the interests of Employer, and to preserve Employer’s goodwill with respect to Employer’s employees, customers, suppliers and other persons having business relations with Employer. For purposes of this Agreement, Employer’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.”

ARTICLE III.

Salary; Expense Reimbursements

        Section 3.1 Salary. As compensation for Executive’s service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Executive a salary of $275,000 per calendar year (prorated for partial years), payable in accordance with the regular payroll practices of Employer, as in effect from time to time. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with Employer’s policy with respect to health insurance and other benefit plans for similarly situated employees of Employer in which Executive may elect to participate. Such salary may not be decreased during the term of this Agreement but may, in the sole discretion of the Board, be increased.

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        Section 3.2 Other Benefits. During the term of this Agreement, Executive also shall be entitled to four weeks of paid vacation per year and all regular holidays recognized by Employer. Unless otherwise approved in writing in advance by Employer, Executive will not be paid for unused vacation, and unused vacation cannot be carried forward to subsequent years. Executive shall have use of a corporate apartment located in reasonable proximity to Employer’s Atlanta premises, leased and appropriately furnished by Employer (with the location to be mutually agreed between Employer and Executive). Employer shall reimburse Executive for all actual moving expenses incurred to move furnishings that Executive wishes to locate at the Atlanta corporate apartment (excluding the cost of the furnishings). Executive shall have use of an Employer vehicle while in Atlanta. Without limiting the foregoing, Executive shall also receive such paid sick leave, insurance and other fringe benefits as are generally made available to other personnel of Employer who may become employed in comparable positions with comparable duties and responsibilities.

        Section 3.3 Bonuses. In the discretion of Employer, and without implying any obligation on Employer ever to award a bonus to Executive, Executive may from time to time be awarded a cash bonus or bonuses for services rendered to Employer during the term of Executive’s employment under this Agreement. If and to the extent a bonus is ever considered for Executive, it is expected that any such bonus will be based not only on Executive’s individual performance and Executive’s relative position, service tenure and responsibilities with Employer, but also on the performance and profitability of the entire business of Employer.

        Section 3.4 Expenses. Employer shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Executive in connection with the performance of Executive’s duties pursuant to this Agreement. Executive shall provide Employer with documentation of Executive’s expenses, in a form acceptable to Employer and which satisfies applicable federal income tax reporting and record keeping requirements.

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        Section 3.5 Travel. Employer acknowledges that Executive may maintain his current home of Fayetteville, North Carolina as his primary residence, subject to Executive traveling to and from Employer’s Atlanta premises weekly (once reasonably appropriate divisional executive office space is established) with weekdays spent at the Atlanta premises (unless Executive’s duties require travel elsewhere). The parties acknowledge and agree that Executive’s employment duties hereunder will require significant amounts of travel.

ARTICLE IV.

Executive’s Restrictive Covenants

        Section 4.1 Confidentiality Agreement. Executive acknowledges that Executive has been exposed to, and Employer agrees that it will continue to expose Executive to, confidential information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of Employer and/or Employer’s subsidiaries, that such Proprietary Information is unique and valuable and that Employer and/or Employer’s subsidiaries would suffer irreparable injury if this information were divulged to those in competition with Employer or Employer’s subsidiaries. Therefore, Executive agrees to keep in strict secrecy and confidence, both during and after the period of Executive’s employment, any and all Proprietary Information. Proprietary Information shall not include information that has been publicly disclosed by Employer or Employer’s subsidiaries, is a matter of common knowledge by their respective competitors, or is in the public domain (in each case except to the extent resulting from action by Executive). The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, and trade secrets of Employer and/or Employer’s subsidiaries.

        Except with prior approval of the Board, or except as required through legal process, Executive will not, either during or after Executive’s employment hereunder: (a) directly or indirectly disclose any Proprietary Information to any person except authorized personnel of Employer or an Affiliate; nor, (b) use Proprietary Information in any manner other than in furtherance of the business of Employer. Upon termination of employment (whether voluntary or involuntary, For Cause, for Good Reason, or without cause), Executive will deliver to Employer within forty-eight hours of termination (without retaining copies thereof) all documents, records or other memorializations including copies of documents and any notes which Executive has prepared, that contain Proprietary Information or relate to Employer’s or Employer’s subsidiaries’ business, all other tangible Proprietary Information in Executive’s possession or control, and all of Employer’s and the subsidiaries’ credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under Executive’s control.

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        Section 4.2 Nonsolicitation Agreement. During Executive’s employment hereunder, Executive shall not, directly or indirectly, for Executive’s own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Employer or its subsidiaries, any client, account or location of Employer or Employer’s subsidiaries with which Executive has had any contact as a result of Executive’s employment hereunder; or (ii) solicit for employment or employ any employee or former employee of Employer or Employer’s subsidiaries.

ARTICLE V.

Remedies

        Executive understands and agrees that damages at law alone will be an insufficient remedy for Employer and Employer will suffer irreparable injury if Executive violates the terms of Article IV. Accordingly, Employer, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of Article IV in the event of any breach, or threatened breach, of its terms. Executive hereby waives any requirement that Employer post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. Employer shall additionally be entitled to reasonable attorneys’ fees incurred in enforcing any provision of this Agreement.

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ARTICLE VI.

Miscellaneous

        Section 6.1 Assignment. Except for an assignment by Employer in connection with a sale of substantially all of its assets and business, no party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder.

Section 6.2 Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

        Section 6.3 Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 6.4 Entire Agreement. This Agreement (a) constitutes the entire agreement of the parties hereto regarding the Executive’s employment by Employer, and (b) supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to Executive’s employment by Employer.

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        Section 6.5 Severability; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or Employer’s legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

        Section 6.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

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        Section 6.7 Language Construction. This Agreement shall be construed, in all cases, according to its fair meaning, and without regard to the identity of the person who drafted the various provisions contained herein. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof. As used in this Agreement, “day” or “days” refers to calendar days unless otherwise expressly stated in each instance. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words “herein”, “hereof”, “hereto”, “hereunder” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise expressly noted.

        Section 6.8 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer:	Prime Medical Services, Inc. 1301 Capital of Texas Hwy, Suite C-300 Austin, TX 78746 Attention: President

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If to Executive:	Joseph M. Jenkins, M.D. 2848 Skye Drive Fayetteville, NC 28303

Section 6.9 ARBITRATION; ATTORNEYS' FEES. EMPLOYER AND EXECUTIVE AGREE AS FOLLOWS:

                (A)        IN GENERAL. ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY BREACH OF THIS AGREEMENT, OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF ARTICLES IV OR V, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN THE CITY OF DALLAS, TEXAS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT ON THE DATE THE CLAIM OR CONTROVERSY ARISES.

                (B)        PROCEDURE. ALL CLAIMS OR CONTROVERSIES SUBJECT TO ARBITRATION UNDER THIS AGREEMENT SHALL BE SUBMITTED TO AN ARBITRATION HEARING WITHIN THIRTY DAYS AFTER WRITTEN NOTICE OF THE CLAIM OR CONTROVERSY IS FIRST COMMUNICATED TO EITHER PARTY. ALL CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A PANEL OF THREE ARBITRATORS SELECTED IN ACCORDANCE WITH THE APPLICABLE COMMERCIAL ARBITRATION RULES. THE ARBITRATORS SHALL ISSUE A WRITTEN DECISION WITH RESPECT TO ALL CLAIMS OR CONTROVERSIES SUBMITTED UNDER THIS SECTION WITHIN THIRTY DAYS AFTER THE COMPLETION OF THE ARBITRATION HEARING. THE PARTIES ARE ENTITLED TO BE REPRESENTED BY LEGAL COUNSEL AT ANY ARBITRATION HEARING, AND EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN ATTORNEYS’ FEES. EXCEPT FOR ATTORNEYS’ FEES AND RELATED DISBURSEMENTS, THE PARTIES AGREE TO EQUALLY SPLIT THE ACTUAL DIRECT COSTS OF THE ARBITRATION PROCEEDING. THE ARBITRATORS SHALL AWARD PUNITIVE OR EXEMPLARY DAMAGES.

                (C)        ENFORCEMENT. THE PARTIES AGREE THAT EITHER PARTY MAY SPECIFICALLY ENFORCE THIS SECTION, AND SUBMISSION TO ARBITRATION MAY BE COMPELLED BY ANY COURT OF COMPETENT JURISDICTION. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THE DECISION OF THE ARBITRATORS MAY BE SPECIFICALLY ENFORCED BY EITHER PARTY IN ANY COURT OF COMPETENT JURISDICTION.

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Section 6.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

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SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTED by Employer and Executive to be effective for all purposes as of the Effective Date provided above.

EMPLOYER: EXECUTIVE:	PRIME MEDICAL SERVICES, INC. ____________________________________________ Brad A. Hummel, President and Chief Executive Officer ____________________________________________ Joseph M. Jenkins, M.D.

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